Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Amendment No. 1 to the Prospectus Supplement No. 644 to the Prospectus dated April  6, 2009 and the

Prospectus Supplement dated April 6, 2009

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$2,550,000*
Leveraged Basket-Linked Notes due 2013
(Linked to a Weighted Basket Comprised of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund)

*This prospectus supplement relates to a total of $2,550,000 principal amount of leveraged basket-linked notes, which we call the “offered notes.” Of this total, $300,000 principal amount of the offered notes, which we call the “reopened notes,” is being initially offered on the date of this prospectus supplement. The remaining $2,250,000 principal amount of the offered notes, which we call the “original notes,” were issued on December 8, 2010, as described in the prospectus supplement no. 644, dated December 1, 2010.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (March 8, 2013, subject to adjustment) is based on the performance of an equally weighted basket comprised of four exchange traded funds (which we refer to as the basket underliers), as measured from December 1, 2010 to and including the determination date (March 1, 2013, subject to adjustment). The basket underliers will have the following initial weighting percentages within the basket: the iShares® FTSE/Xinhua China 25 Index Fund (25%), the iShares® MSCI Australia Index Fund (25%), the iShares® MSCI South Korea Index Fund (25%) and the iShares® MSCI Taiwan Index Fund (25%). If the basket return (defined below) is negative (the final basket level is less than the initial basket level), you would lose a portion of your investment in the notes and may lose your entire investment, depending on the performance of the basket. Additionally, the amount you may receive for each $1,000 face amount of your notes at maturity is subject to a maximum settlement amount of $1,510.00.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level (which will be the closing level of the basket on the determination date, subject to adjustment) from the initial basket level of 100, which we refer to as the basket return. The basket return may reflect a positive return (the final basket level is greater than the initial basket level) or a negative return (the final basket level is less than the initial basket level). The closing level of the basket on the determination date will equal the sum of the following products, as calculated for each of the basket underliers: (i) the final underlier level of the applicable basket underlier on the determination date divided by the initial underlier level for such basket underlier times the initial weighted value of such basket underlier.

On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) $1,000 times the product of 2.0 times the basket return, subject to the maximum settlement amount; or

•

if the basket return is zero or negative (the final basket level is less than or equal to the initial basket level), the sum of (i) $1,000 plus (ii) $1,000 times the basket return. You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the basket on any day other than the determination date. You could lose your entire investment in your notes. If the final basket level is less than the initial basket level, the payment you will receive, if any, on the stated maturity date will be less than the face amount of your notes, and could potentially be $0. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to the maximum settlement amount of $1,510.00. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

The return on your notes is linked to the performance of the four exchange traded funds, and not to the performance of the indices on which they are based. Although each exchange traded fund seeks results that correspond generally to the performance of the applicable index, each exchange traded fund follows a strategy of “representative sampling,” which means the exchange traded fund’s holdings do not identically correspond to the holdings and weightings of the applicable index. Although each exchange traded fund generally invests most of its assets in some of the same securities as those contained in the applicable index and in depositary receipts representing the same securities as those contained in the applicable index, it may not hold all of the securities underlying the applicable index and may invest the remainder in securities that are not contained in the applicable index. Additionally, when each exchange traded fund purchases securities not held by the applicable index, the exchange traded fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the applicable index components are not exposed. Therefore, your investment in the basket underliers will not directly track the performance of the underlying indices and there may be significant variation between the performance of each basket underlier and the applicable index on which it is based.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-17.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the applicable original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from December 1, 2010 through January 19, 2012. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-9 of this prospectus supplement so that you may better understand those risks.

Original issue dates (settlement date):	for the original notes, December 8, 2010; for the reopened notes, December 16, 2010	Original issue price:	for the original notes, 100% of the $2,250,000 face amount of the original notes; for the reopened notes, 103.155% of the $300,000 face amount of the reopened notes
Underwriting discount:	for the original notes, 0.175% of the $2,250,000 face amount of the original notes; for the reopened notes, 0.175% of the $300,000 face amount of the reopened notes	Net proceeds to the issuer:	for the original notes, 99.825% of the $2,250,000 face amount of the original notes; for the reopened notes, 102.98% of the $300,000 face amount of the reopened notes

The issue prices, underwriting discounts and net proceeds listed above relate to the notes we have sold through the date of this prospectus supplement. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates. These securities, referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such notes.

FTSE/Xinhua Index Limited (“FXI”) does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading. All copyright and database rights in the index values and constituent list vests in FXI. “FTSE®” is a trade mark jointly owned by the London Stock Exchange plc and The Financial Times Limited. “ ”* is a trade mark of FTSE International Limited. “Xinhua” and “ ”* are service marks and trademarks of Xinhua Finance Limited. All marks are licensed for use by FXI.

Goldman, Sachs & Co.

Prospectus Supplement dated December 13, 2010.

SUMMARY INFORMATION

Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee. In this prospectus supplement, the term “notes” means the reopened notes we are initially offering on the date of this prospectus supplement and the original notes we issued on December 8, 2010, unless the context otherwise requires.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket Underliers: The iShares® FTSE/Xinhua China 25 Index (Bloomberg symbol “FXI UP”); the iShares® MSCI Australia Index Fund (Bloomberg symbol, “EWA UP”); the iShares® MSCI South Korea Index Fund (Bloomberg symbol, “EWY UP”); and the iShares® MSCI Taiwan Index Fund (Bloomberg symbol “EWT UP”); see “The Basket and the Basket Underliers” on page S-25

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; the aggregate face amount for the reopened notes is $300,000; the aggregate face amount for all the offered notes is $2,550,000; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date for the reopened notes

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is equal to the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
iShares® FTSE/Xinhua China 25 Index Fund	25%
iShares® MSCI Australia Index Fund	25%
iShares® MSCI South Korea Index Fund	25%
iShares® MSCI Taiwan Index Fund	25%

Initial iShares® FTSE/Xinhua China 25 Index Fund level: $44.40

Initial iShares® MSCI Australia Index Fund level: $24.16

Initial iShares® MSCI South Korea Index Fund level: $55.52

Initial iShares® MSCI Taiwan Index Fund level: $14.47

Final underlier level: for each basket underlier, the closing price of such basket underlier on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” on page S-20

Final basket level: the sum of the final underlier level for each basket underlier divided by the initial underlier level for such basket underlier times the initial weighted value for such basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 200%

Cap level: 125.50% of the initial basket level

Maximum settlement amount: $1,510.00

Trade dates: for the original notes, December 1, 2010; for the reopened notes, December 13, 2010; the notes that traded on December 13, 2010 have the same CUSIP and ISIN numbers as the notes that traded on December 1, 2010

Original issue dates: for the original notes, December 8, 2010; for the reopened notes, December 16, 2010

Stated maturity date: March 8, 2013, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-19

Determination date: March 1, 2013, unless postponed with respect to any basket underlier as described under “Specific Terms of Your Notes —

Payment of Principal on Stated Maturity Date — Determination Date” on page S-19

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Business day: as described on page S-21

Trading day: as described on page S-21

Closing price: as described on page S-21

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38146M478

ISIN no.: US38146M4785

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing prices of the basket underliers, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the applicable original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the applicable issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Applicable Trade Date (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Applicable Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	200%

Initial basket level	100

Cap level	125.50% of the initial basket level

Maximum settlement amount	$1,510.00

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the policies of any basket underlier investment advisor or the method by which any basket underlier sponsor calculates the applicable basket underlier

Notes purchased on original issue date and held to the stated maturity date

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the levels of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

For these reasons, the actual performance of the basket over the life of your notes, as well as the payment amount, if any, at maturity may bear little relation to the hypothetical examples shown below or to the historical levels of the basket underliers and the basket shown elsewhere in this prospectus supplement. For information about the historical levels of the basket underliers and the historical basket levels during recent periods, see “The Basket and The Basket Underliers — Historical Quarterly High, Low and Closing Prices of the Basket Underliers” on page S-39. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a direct investment in the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	151.00%
140.00%	151.00%
130.00%	151.00%
125.50%	151.00%
120.00%	140.00%
110.00%	120.00%
100.00%	100.00%
95.00%	95.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 25.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 75.00% of your investment. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 151.00% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 125.50% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.00% (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than

125.50% (the section right of the 125.50% marker on the horizontal axis) would result in a capped return on your investment.

The following three examples illustrate the hypothetical payment amount at maturity, on each note based on hypothetical final levels of the four basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for the basket underliers, and the levels in Column B represent hypothetical final levels for the basket underliers. The percentages in Column C represent hypothetical final levels for the basket underliers in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the initial weighted values of the basket underliers, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the four products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
iShares® FTSE/Xinhua China 25 Index Fund	44.40	55.94	1.26	25.00	31.50
iShares® MSCI Australia Index Fund	24.16	30.44	1.26	25.00	31.50
iShares® MSCI South Korea Index Fund	55.52	69.96	1.26	25.00	31.50

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
iShares® MSCI Taiwan Index Fund	14.47	18.23	1.26	25.00	31.50
			Final Basket Level:		126.00
			Basket Return:		26.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 126.00 exceeds the cap level of 125.50% of the initial basket level, the hypothetical cash settlement amount will equal the maximum settlement amount, or $1,510.00.

Example 2: The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
iShares® FTSE/Xinhua China 25 Index Fund	44.40	51.06	1.15	25.00	28.75
iShares® MSCI Australia Index Fund	24.16	27.78	1.15	25.00	28.75
iShares® MSCI South Korea Index Fund	55.52	63.85	1.15	25.00	28.75
iShares® MSCI Taiwan Index Fund	14.47	16.64	1.15	25.00	28.75
			Final Basket Level:		115.00
			Basket Return:		15.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 115.00 is greater than the initial basket level of 100 but less than the cap level of 125.50% of the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × 200% × 15.00%) = $1,300

Example 3: The final basket level is less than the initial basket level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
iShares® FTSE/Xinhua China 25 Index Fund	44.40	39.96	0.90	25.00	22.50
iShares® MSCI Australia Index Fund	24.16	21.74	0.90	25.00	22.50
iShares® MSCI South Korea Index Fund	55.52	49.97	0.90	25.00	22.50
iShares® MSCI Taiwan Index Fund	14.47	13.02	0.90	25.00	22.50
			Final Basket Level:		90.00
			Basket Return:		-10.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the final basket level is less than the initial basket level of 100, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × -10.00%) = $900.00

The payment amounts shown above are entirely hypothetical; they are based on levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical payment amounts shown in the table, chart and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Applicable Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Applicable Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from December 1, 2010 through January 19, 2012. After January 19, 2012, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the applicable trade date is significantly less than the applicable original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the applicable original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of an equally weighted basket comprised of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the initial basket level, you will receive less than the face amount of your notes on the stated maturity date and you may lose all, or substantially all, of your investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the level of the basket over the life of your notes will be limited because of the cap level, which is 125.50% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the payment amount for each of your notes may be significantly less than it would have been had you invested directly in the basket.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset Increases in the Other Basket Underliers

The basket is comprised of four equally weighted exchange traded funds. Declines in the level of one basket underlier may offset or exceed increases in the level of the other basket underliers. Similarly, an increase in the level of one basket underlier may not be sufficient to offset or overcome a decrease in the level of the other basket underliers. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the payment amount in respect of your notes at maturity.

If the Price of Any of the Basket Underliers Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket underliers. Changes in the prices of the basket underliers may not result in a comparable change in the market value of your notes. Even if the level of the basket increases above the initial basket level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The Correlation Between the Performance of the Basket Underliers and the Performance of the Corresponding Underlying Indices May Be Imperfect

The basket is comprised of four exchange traded funds, each of which uses a representative sampling strategy (more fully described under “The Basket and the Basket Underliers”) to attempt to track the performance of the applicable index. Each basket underlier may not hold all or substantially all of the equity securities included in the applicable index and may hold securities or assets not included in the applicable index. Therefore, while the performance of each basket underlier is generally linked to the performance of the applicable index, the performance of each basket underlier is also linked in part to shares of equity securities not included in the applicable index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the applicable underlier investment advisor.

Imperfect correlation between each basket underlier’s portfolio securities and those in the applicable index, rounding of prices, changes to the applicable index and regulatory requirements may cause tracking error, the divergence of a basket underlier’s performance from that of the applicable index.

In addition, the performance of each basket underlier will reflect additional transaction costs and fees that are not included in the calculation of the applicable index and this may increase the tracking error of a basket underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between a basket underlier and the applicable index. Finally, because the shares of each basket underlier are traded on the

NYSE and are subject to market supply and investor demand, the market value of one share of each basket underlier may differ from the net asset value per share of each basket underlier.

For all of the foregoing reasons, the performance of each basket underlier may not correlate with the performance of the applicable index. Consequently, the return on the notes will not be the same as investing directly in a basket underlier or in the applicable index or in the basket underlier stocks or in the applicable index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the applicable index.

The Payment Amount of Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The cash settlement amount that will be paid on your notes will be determined based on the basket closing level on the determination date. Although the actual basket closing level on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the basket closing level at any time other than on the determination date.

Your Notes Are Linked to a Basket of Underliers Which Have Components Listed or Located Outside the United States; Your Investment in the Offered Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to the basket underliers, each of which invests in stocks that have their primary listing on an exchange located outside the U.S., may include stocks issued by foreign companies or may be traded in the equity markets of emerging markets countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when one of the basket underliers is not traded, the value of the securities underlying the underlier may change on days when shareholders will not be able to purchase or sell shares of the underlier.

The countries whose markets are represented by the basket underliers include China, Australia, South Korea and Taiwan. China, South Korea and Taiwan are considered emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the basket underlier investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the basket underliers to which your notes are linked;

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the basket underliers;

•	the dividend rates of the underlier stocks underlying the basket underliers;

•

economic, financial, legislative, regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the basket underliers, and which may affect the level of the basket underliers;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket underliers based on their historical fluctuations. The actual performance of the basket underliers over the life of the notes may bear little or no relation to the historical levels of the basket underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

There Are Risks Associated With the Basket Underliers

Although the basket underliers are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the basket underliers or that there will be liquidity in the trading market.

In addition, each basket underlier is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may select a certain amount of a basket underlier’s assets to be invested in shares of equity securities that are not included in the underlying index. The basket underliers are also not actively managed and may be affected by a general decline in market segments relating to the underlying indices. The investment advisor for the basket underliers invests in securities included in, or representative of, the underlying indices regardless of their investment merits. The investment advisor for the basket underliers does not attempt to take defensive positions in declining markets.

In addition, each basket underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Your Investment in the Notes Is Subject to Asian Economic Risk

The iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund invest in stocks based in Asia. Certain Asian economies have experienced over-extension of credit, currency devaluations and restrictions, high unemployment, high inflation, decreased exports and economic recessions. Economic events in any one country can have a significant economic effect on the entire Asian region and any adverse events in the Asian markets may have a significant adverse effect on Asian companies and thus may have a significant adverse impact on your investment in the notes.

Your Investment in the Offered Notes Is Subject to Concentration Risks

The iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund invest in stocks based in Asia. These basket underliers represent a particular geographic region and are not diversified. This means that these basket underliers may invest a large percentage of their assets in securities issued by or representing a limited number of issuers. As a result, your investment in the notes is concentrated in a particular region.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Underlier Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket underliers or the stocks comprising the basket underliers, which we refer to as the underlier stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket underliers or underlier stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket- or underlier-linked notes whose returns are linked to changes in the level of one or more of the basket underliers. Any of these hedging activities may adversely affect the level of one or more of the basket underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the underlier stocks or instruments whose returns are linked to the basket underliers or underlier stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the basket underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the basket underliers or one or more of the underlier stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock or Dividends

Investing in your notes will not make you a holder of any of the underlier stocks underlying the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund or the iShares® MSCI Taiwan Index Fund. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the basket underliers or any dividends paid on such stocks.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the basket underliers and the underlier stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket underliers, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the basket underlier investment advisor or the issuers of the underlier stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the underlier stocks, and with respect to any of the basket underliers. Any of these activities by any of our affiliates may affect the level of one or more of the basket underliers and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the amount we must pay on the stated maturity date; and determining whether to postpone the determination date because of a market disruption event or a non-trading day.

The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier. See “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Basket Underlier Investment Advisor and Changes That Affect the Basket Underliers, or the Underlier Stocks Underlying the Underliers Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the investment advisor of the basket underliers concerning the management of the basket underliers, additions, deletions or substitutions of the underlier stocks underlying the underliers and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the underliers and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the basket underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the level of the applicable basket underlier, or if the basket underlier investment advisor discontinues or suspends calculation or publication of the applicable basket underlier level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing price of any of the underliers is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing price of any of the underliers on the determination date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the underliers, as applicable, on the determination date and the payment amount on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlier Stocks or the Basket Underliers, There Is No Affiliation Between the Underlier Stock Issuers or the Basket Underliers and Us, and We Are Not Responsible for Any Disclosure by the Underlier Stock Issuers or the Basket Underlier Investment Advisor

Goldman Sachs is not affiliated with the issuers of the stocks underlying the basket underliers or the basket underlier investment advisor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the issuers of the underlier stocks underlying the iShares® FTSE/Xinhua China 25 Index Fund, the underlier stocks underlying the iShares® MSCI Australia Index Fund, the underlier stocks underlying the iShares® MSCI South Korea Index Fund or the underlier stocks underlying the iShares® MSCI Taiwan Index Fund. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket underliers or the underlier stocks underlying each basket underlier. You, as an investor in your notes, should make your own investigation into the basket underliers and the issuers of the stocks underlying each basket underlier. See “The Basket and the Basket Underliers” below for additional information about the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund.

None of the basket underlier investment advisor nor any issuer of the underlier stocks underlying each basket underlier are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the investment advisor of the basket underliers nor any issuer of the underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, may adjust each final underlier level, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every event that may affect a basket underlier and will have broad discretion to determine whether and to what extent an adjustment is required.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the applicable issue price you paid as provided on the cover of this prospectus supplement.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to the limitation on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below. Moreover, if the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the level of a basket underlier that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the level of the relevant basket underlier at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Underliers, Investment Advisor and Underlier Stocks

In this prospectus supplement, when we refer to the basket underliers, we mean the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund, or any successor exchange traded fund as applicable, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of a Basket Underlier” below. When we refer to a basket underlier investment advisor as of any time, we mean the entity, including any successor advisor, that manages the investment of the assets of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund, or the applicable successor exchange traded fund, as then in effect. When we refer to the underlier stocks as of any time, we mean the stocks that underlie the iShares® FTSE/Xinhua China 25 Index Fund, the stocks that underlie the iShares® MSCI Australia Index Fund, the stocks that underlie the iShares® MSCI South Korea Index Fund or the stocks that underlie the iShares® MSCI Taiwan Index Fund, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return.

The initial basket level will be set at 100. The cap level is 125.50% of the initial basket level. The maximum settlement amount is $1,510.00 for each $1,000 face amount. The upside participation rate is 200%.

The basket return will equal the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage.

Initial weighted value

The initial weighted value for each basket underlier is determined by multiplying the initial weight of the basket underlier by the initial basket level.

Final basket level

The final basket level will equal the sum of the final underlier level for each basket underlier divided by the initial underlier level for such basket underlier multiplied by the initial weighted value of such basket underlier.

The initial weights and initial weighted values of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund are as shown in the table below:

Basket Underlier	Initial Level of Each Basket Underlier	Initial Weight	Initial Weighted Value
iShares® FTSE/Xinhua China 25 Index Fund	$44.40	25%	25
iShares® MSCI Australia Index Fund	$24.16	25%	25
iShares® MSCI South Korea Index Fund	$55.52	25%	25
iShares® MSCI Taiwan Index Fund	$14.47	25%	25

Final Underlier Level

The final underlier level for each basket underlier will be the closing price of one share of such basket underlier, or any successor basket underlier, on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of a Basket Underlier” below.

Stated Maturity Date

The stated maturity date is March 8, 2013, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date. In no event will the stated maturity date be postponed by more than five business days.

Determination Date

The determination date is March 1, 2013, unless the calculation agent determines that a market disruption event with respect to any basket underlier occurs or is continuing on that day, or that day is not otherwise a trading day for any basket underlier. In that event, the determination date for such basket underlier will be the first following trading day for such basket underlier on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket underlier. In no event, however, will the determination date for any of the basket underliers be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date for any of the basket underliers is postponed to the last possible day, but a market disruption event with respect to such basket underlier occurs or is continuing on that day or that day is not a trading day for such basket underlier, that day will nevertheless be the determination date for such basket underlier. If the determination date for any basket underlier does not occur on the originally scheduled determination date, the determination date for your notes will occur on the latest of the determination dates for any of the basket underlier.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing price of any of the basket underliers comprising the basket is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Consequences of a Market Disruption Event or a Non-Trading Day”, “— Discontinuance or Modification of a Basket Underlier” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the prices of the basket underliers on that day.

Discontinuance or Modification of a Basket Underlier

If a basket underlier is delisted from the exchange on which such basket underlier has its primary listing and such basket underlier investment advisor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to such basket underlier, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute basket underlier. We refer to any substitute basket underlier approved by the calculation agent as a successor basket underlier.

If the calculation agent determines on the determination date that a basket underlier is delisted or withdrawn from the exchange on which such basket underlier has its primary listing and there is no successor basket underlier, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket underlier.

If the calculation agent determines that a basket underlier, the stocks underlying such basket underlier or the method of calculating such basket underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of such basket underlier or of such basket underlier stocks and whether the change is made by the basket underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such basket underlier or the method of its calculation as it believes are appropriate to ensure that the closing price of such basket underlier used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent will have discretion to adjust the closing price of a basket underlier if certain events occur. Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, exchange traded funds (other than commodities based exchange traded funds) are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to a basket underlier, the calculation agent shall determine whether and to what extent an adjustment should be made to the closing price of the basket underlier. The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level; the basket return; the closing price of the iShares® FTSE/Xinhua China 25 Index Fund; the closing price of the iShares® MSCI Australia Index Fund; the closing price of the iShares® MSCI South Korea Index Fund; the closing price of the iShares® MSCI Taiwan Index Fund; market disruption events; successor basket underliers; stated maturity date; the determination date; business days, trading days; the default amount; and the payment amount on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to each basket underlier, we mean a day on which (i) the exchange on which the basket underlier has its primary listing is open for trading and (ii) the price of one share of the basket underlier is quoted by the exchange on which the basket underlier has its primary listing.

Closing Price

When we refer to the closing price with respect to each basket underlier, we mean the official closing sale price or last reported sale price, regular way, for a basket underlier on the principal national securities exchange on which the basket underlier is listed for trading on the relevant trading day, on a per-share or other unit basis, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any of the basket underliers:

•

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket underliers, or to underlier stocks constituting 20% or more, by weight, of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlier stocks constituting 20% or more, by weight, of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund or option or futures contracts relating to any of the basket underliers, or to underlier stocks constituting 20% or more, by weight, of the iShares® FTSE/Xinhua China 25 Index Fund, the iShares® MSCI Australia Index Fund, the iShares® MSCI South Korea Index Fund and the iShares® MSCI Taiwan Index Fund do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to any basket underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the basket underliers, or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts relating to any of the basket underliers or an underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts relating to any of the basket underliers or an underlier stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that underlier stock or those contracts, or

•	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to any basket underlier will not, by itself, constitute a market disruption event for the remaining unaffected basket underliers.

As is the case throughout this prospectus supplement, references to a basket underlier in this description of market disruption events includes the applicable basket underlier and any successor basket underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the basket underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or more of the basket underliers or the underlier stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or more of the basket underliers, or some or all underlier stocks,

•	may take or dispose of positions in the securities of the underlier stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on basket underliers designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the underlier stocks or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket underliers or the underlier stocks. We expect these steps to involve sales of instruments linked to the basket underliers on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the underlier stocks or listed or over-the-counter options, futures or other instruments linked to any or all of the basket underliers, some or all of the underlier stocks or basket underliers designed to track the performance of the international stock exchanges or other components of the international equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Underlier Stocks May Impair the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of the four basket underliers with the following initial weights within the basket: the iShares® FTSE/Xinhua China 25 Index Fund (25.0%), the iShares® MSCI Australia Index Fund (25.0%), the iShares® MSCI South Korea Index Fund (25.0%) and the iShares® MSCI Taiwan Index Fund (25.0%). We refer to these underliers collectively as the “iShares® Funds.”

The iShares® Exchange Traded Funds

The shares of the iShares® Funds are issued by iShares, Inc., a registered investment company. The iShares® Funds seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying indices on which they are based. The iShares® Funds are designed to invest in securities that are included in, or representative of, the underlying index, regardless of their investment merit. The iShares® FTSE/Xinhua China 25 Index Fund corresponds to the FTSE China 25 Index (formerly the FTSE/Xinhua China 25 Index); the iShares® MSCI Australia Index Fund corresponds to the MSCI Australia Index; the iShares® MSCI South Korea Index Fund corresponds to the MSCI Korea Index; the iShares® MSCI Taiwan Index corresponds to the MSCI Taiwan Index. The iShares® FTSE/Xinhua China 25 Index Fund trades on the New York Stock Exchange Arca (“NYSE”) under the ticker symbol “FXI”; the iShares® MSCI Australia Index Fund trades on the NYSE under the ticker symbol “EWA”; the iShares® MSCI South Korea Index Fund trades on the NYSE under the ticker symbol “EWY”; and the iShares® MSCI Taiwan Index trades on the NYSE under the ticker symbol “EWT”. BlackRock Fund Advisors (“BFA”) serves as the investment advisor to each of the iShares® Funds.

BFA, as the investment advisor to the iShares® Funds, employs a technique known as representative sampling to track each iShares® Fund’s corresponding index. The iShares® FTSE/Xinhua China 25 Index Fund invests at least 90% of its assets in the 25 stocks that comprise the FTSE China 25 Index; the iShares® MSCI Australia Index Fund typically invests at least 90% of its assets, and always invests at least 80% of its assets in the stocks that comprise the MSCI Australia Index; the iShares® MSCI South Korea Index Fund typically invests at least 90% of its assets, and always invests at least 80% of its assets in the stocks that comprise the MSCI Korea Index; the iShares® MSCI Taiwan Index typically invests at least 95% of its assets, and always invests at least 80% of its assets in the stocks that comprise the MSCI Taiwan Index. Each iShares® Fund may invest the remainder of its assets in securities not included in the corresponding index, but which BFA believes will help the particular iShares® Fund track the corresponding index, or in futures contracts, options on futures contracts, other types of options and swaps related to the index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares® funds for any portion of the iShares® Fund’s assets invested in shares of such other funds.

We obtained the following management fee information from the iShares® website, without independent verification. The investment advisor is entitled to receive a management fee from each iShares® Fund as follows:

•

iShares® FTSE/Xinhua China 25 Index Fund: 0.74% per annum of the fund’s aggregate net assets less than or equal to $6.0 billion, plus 0.67% per annum of the aggregate net assets on amounts between $6.0 billion and $12.0 billion, plus 0.60% per annum of the aggregate net assets on amounts in excess of $12.0 billion. The current management fee (as of December 13, 2010) is 0.72%.

•

iShares® MSCI Australia Index: 0.59% per annum of the fund’s aggregate net assets less than or equal to $7.0 billion, plus 0.54% per annum of the aggregate net assets over $7.0 billion, up to and including $11.0 billion, plus 0.49% per annum of the aggregate net assets over $11.0 billion, up to and including $24.0 billion, plus 0.44% per annum of the aggregate net assets over $24.0 billion, up to and including $48.0 billion, plus 0.40% per annum of the aggregate net assets in excess of $48.0 billion. The current management fee (as of December 13, 2010) is 0.55%.

•

iShares® MSCI South Korea Index and iShares® MSCI Taiwan Index: 0.74% per annum of those funds’ aggregate net assets less than or equal to $2.0 billion, plus 0.69% per annum of the aggregate net assets over $2.0 billion, up to and including $4.0 billion, plus 0.64% per annum of the aggregate net assets over $4.0 billion, up to and including $8.0 billion, plus 0.57% per annum of the aggregate net assets over $8.0 billion, up to and including $16.0 billion, plus 0.51% per annum of the aggregate net assets in excess of $16.0 billion. The current management fee for each fund (as of December 13, 2010) is 0.65%.

As of December 13, 2010, the annual expense ratio for each of the iShares® Funds was equal to the management fee for those funds, with the exception of the iShares® MSCI Taiwan Index Fund, which has a total annual fund operating expenses of 0.82%. This amount includes foreign taxes applicable to the fund of 0.17%.

For additional information regarding iShares Inc., BFA, the iShares® Funds and the risk factors attributable to each of the iShares® Funds, please see the Prospectus, dated December 1, 2010, with respect to the FTSE/Xinhua China 25 Index Fund; the Prospectus Supplement, dated September 9, 2010, to the Prospectuses, dated January 1, 2010, with respect to the MSCI Australia Index Fund; the Prospectus Supplement dated November 10, 2010, to the Prospectuses, dated January 1, 2010, with respect to the MSCI South Korea Index Fund; and the Prospectus Supplement dated November 10, 2010, to the Prospectuses, dated January 1, 2010, with respect to the MSCI Taiwan Index Fund, all available at the iShares® website at http://us.ishares.com/investor_resources/ tax_legal_documents.htm. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

If a market disruption event occurs with respect to an iShares® Fund, the calculation agent will have discretion to adjust the closing price of such iShares® Fund on the determination date or to determine it in a different manner as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” above.

Investment Objective and Strategy

The iShares® Funds seek to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities, as represented by the applicable iShares Index. Each iShares® Fund’s investment objective and the iShares® Index may be changed at any time.

The return on your notes is linked to the performance of the iShares® Funds, and not to the performance of the index on which the particular iShares® Fund is based. Although each iShares® Fund seeks results that correspond generally to the performance of the applicable iShares Index, each iShares® Fund follows a strategy of “representative sampling,” which means the iShares® Fund’s holdings do not identically correspond to the holdings and weightings of the applicable iShares Index, and may significantly diverge from the applicable iShares Index. Although each iShares® Fund generally invests at least 90% of its assets in some of the same securities as those contained in the applicable iShares Index and in depositary receipts representing the same securities as those contained in the applicable iShares Index, it does not hold all of the securities underlying the applicable iShares Index and may invest the remainder in securities that are not contained in the applicable iShares Index, or in other types of investments. Currently, each iShares® Fund holds substantially fewer securities than the applicable iShares Index. Additionally, when an iShares® Fund purchases securities not held by the applicable iShares Index, the iShares® Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the iShares Index components are not exposed. Therefore, your investment in the iShares® Funds will not directly track the performance of the underlying indices and there may be significant variation between the performance of the iShares® Fund and the iShares Index on which it is based.

Constituents

The following tables display the top ten holdings of each of the four iShares® Funds and the top holdings and weightings by sector of each of the four iShares® Funds. This information has been obtained from the iShares website without independent verification.

iShares FTSE/Xinhua China 25 Index Fund

Top Ten Constituent Stocks by Weight

as of December 9, 2010*

Name	Percentage (%)
CHINA MOBILE LTD	9.83%
CHINA CONSTRUCTION BANK-H	9.52%
CNOOC LTD	7.97%
IND & COMM BK OF CHINA-H	7.77%
CHINA LIFE INSURANCE CO-H	5.91%
PING AN INSURANCE GROUP CO-H	4.37%
BANK OF CHINA LTD-H	4.23%
PETROCHINA CO LTD-H	4.16%
CHINA PETROLEUM & CHEMICAL-H	4.02%
CHINA UNICOM HONG KONG LTD	4.00%

*	A complete list of constituents is available at http://us.ishares.com/product_info/fund/holdings/FXI.htm.

iShares MSCI Australia Index Fund

Top Ten Constituent Stocks by Weight

as of November 30, 2010*

Name	Percentage (%)
BHP BILLITON LTD	15.61%
COMMONWEALTH BANK OF AUSTRAL	8.14%
WESTPAC BANKING CORP	6.92%
AUST AND NZ BANKING GROUP	6.25%
NATIONAL AUSTRALIA BANK LTD	5.41%
RIO TINTO LTD	3.90%
WOOLWORTHS LTD	3.62%
WESFARMERS LTD	3.44%
NEWCREST MINING LTD	3.30%
WESTFIELD GROUP	2.90%

*	A complete list of constituents is available at http://us.ishares.com/product_info/fund/holdings/EWA.htm.

iShares MSCI South Korea Index Fund

Top Ten Constituent Stocks by Weight

as of November 30, 2010*

Name	Percentage (%)
SAMSUNG ELECTRONICS CO LTD	16.30%
POSCO	5.35%
HYUNDAI MOTOR CO	4.75%
HYUNDAI MOBIS	3.33%
LG CHEM LTD	3.21%
SHINHAN FINANCIAL GROUP LTD	3.20%
KB FINANCIAL GROUP INC.	3.17%
HYUNDAI HEAVY INDUSTRIES	2.52%
SAMSUNG ELECTRONICS-PFD	2.21%
HYNIX SEMICONDUCTOR INC.	2.10%

*	A complete list of constituents is available at http://us.ishares.com/product_info/fund/holdings/EWY.htm.

iShares MSCI Taiwan Index Fund

Top Ten Constituent Stocks by Weight

as of November 30, 2010*

Name	Percentage (%)
TAIWAN SEMICONDUCTOR MANUFAC	13.01%
HON HAI PRECISION INDUSTRY	7.84%
HTC CORP	4.92%
FORMOSA PLASTICS CORP	3.07%
MEDIATEK INC	3.02%
CHUNGHWA TELECOM CO LTD	2.93%
NAN YA PLASTICS CORP	2.69%
CHINA STEEL CORP	2.67%
CATHAY FINANCIAL HOLDING CO	2.54%
FORMOSA CHEMICALS & FIBRE	2.11%

*	A complete list of constituents is available at http://us.ishares.com/product_info/fund/holdings/EWT.htm.

Country and Industry Sector Weightings

The iShares® Funds contain securities from the following countries as of October 31, 2010 (percentages may sum to less than 100% due to rounding): iShares® FTSE/Xinhua China 25 Index Fund — China, 99.94%; iShares® MSCI Australia Index Fund — Australia, 99.59% and The Netherlands, 0.25%; iShares® MSCI South Korea Index Fund — South Korea, 100%; and iShares® MSCI Taiwan Index Fund — Taiwan, 100%.

Sector designations are determined by the iShares Fund investment advisor using criteria it has selected or developed. Fund advisors or index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different fund advisors or index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the basket underliers or indices. In addition, percentages may not sum to 100% due to rounding.

iShares FTSE/Xinhua China 25 Index Fund Stock Weightings by Industry Sector as of December 9, 2010

Sector	Percentage (%)
Financials	47.73%
Telecommunications	17.65%
Oil & Gas	16.15%
Basic Materials	9.92%
Industrials	6.45%
Consumer Services	1.83%
S-T Securities	0.08%
Other/Undefined	0.20%

iShares MSCI Australia Index Fund Index Stocks Weightings by Industry Sector as of November 30, 2010

Sector	Percentage (%)
Financials	41.55%
Materials	29.11%
Consumer Staples	10.01%
Energy	6.29%
Industrials	3.93%
Health Care	3.14%
Consumer Discretionary	2.06%
Telecommunication Services	1.33%
Utilities	0.88%
Information Technology	0.48%
Other/Undefined	1.22%

iShares MSCI South Korea Index Fund Index Stock Weightings by Industry Sector as of November 30, 2010

Sector	Percentage (%)
Information Technology	27.32%
Industrials	16.10%
Financials	15.38%
Consumer Discretionary	15.15%
Materials	13.79%
Consumer Staples	4.42%
Energy	2.99%
Telecomunication Services	2.70%
Utilities	1.45%
Health Care	0.54%
Other/Undefined	0.16%

iShares MSCI Taiwan Index Fund Stock Weightings by Industry Sector as of November 30, 2010

Sector	Percentage (%)
Information Technology	58.13%
Financials	14.63%
Materials	13.12%
Telecommunication Services	4.52%
Industrials	3.89%
Consumer Discretionary	2.89%
Consumer Staples	1.87%
Energy	0.79%
S-T Securities	0.22%

Representative Sampling

BFA uses a representative sampling strategy to track the corresponding index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. As noted above, the iShares® Funds may or may not hold all of the securities that are included in the underlying indices.

Correlation

The indices to which the iShares® Funds correspond are theoretical financial calculations of hypothetical securities portfolios, while the iShares® Funds are actual investment portfolios. The performance of the iShares® Funds and the indices to which they correspond will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Funds’ portfolios and the indices resulting from legal restrictions (such as diversification requirements that apply to the iShares® Funds but not to the indices) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Funds, which use a representative sampling strategy, can be expected to have a greater tracking error than an index fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index. The following table indicates the annual tracking error and the tracking error since inception of the fund for each of the iShares® Funds, in each case before deduction of management fees and other annual operating expenses:

iShares® Fund:	Tracking Error Since Inception*	Annual Tracking Error**:
FTSE/Xinhua China 25 Index Fund	0.59%	1.06%
MSCI Australia Index Fund	0.04%	0.48%
MSCI South Korea Index Fund	0.56%	0.56%
MSCI Taiwan Index Fund	0.86%	0.72%

*	The inception date for each fund is: FTSE/Xinhua China 25 Index Fund — October 5, 2004; MSCI Australia Index Fund — March 12, 1996; MSCI South Korea Index Fund — May 9, 2000; and MSCI Taiwan Index Fund — June 20, 2000

**	For the 12-month period ended December 1, 2010.

Industry Concentration Policy

The iShares® Funds will not concentrate their respective investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® Funds will concentrate their investments to approximately the same extent that their corresponding indices concentrate in the stocks of a particular industry or group of industries.

Creation Units

The iShares® Funds issues and redeems shares at its net asset value per share only in large aggregated blocks of shares, or multiples thereof (“Creation Units”), which vary depending on the fund: iShares® FTSE/Xinhua China 25 Index (150,000 shares); iShares® MSCI Australia Index Fund (200,000 shares); iShares® MSCI South Korea Index Fund (50,000 shares); iShares® MSCI Taiwan Index Fund (200,000 shares). As a practical matter, only institutions or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities similar to the composition of the iShares® Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of an iShares® Fund are not redeemable securities. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of each of the iShares® Funds is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the particular iShares® Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares® Fund. The iShares® Funds are not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The Indices

The following information regarding the FTSE China 25 Index, the MSCI Australia Index, the MSCI Korea Index and the MSCI Taiwan Index is included only to give insight to the underlying indices, the performance of which the corresponding iShares Fund attempts to mirror. Your note is linked to the performance of the iShares Funds and not to the underlying indices. The iShares Funds may not hold the same securities as the underlying indices, and the holdings may diverge substantially.

FTSE China 25 Index

The FTSE China 25 Index (formerly the FTSE/Xinhua China 25 Index) is a stock index calculated, published and disseminated by the index sponsor, FTSE International Limited (“FTSE”), and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE China 25 Index, like other indices of the index sponsor, is governed by an independent advisory committee, the FTSE Asia Pacific Advisory Committee that ensures that the index is operated in accordance with ground rules published and maintained by the FTSE Policy Group. The FTSE China 25 Index is calculated and published in Hong Kong dollars (“HKD”) and non-HKD denominated constituent prices are converted to HKD in order to calculate the index. The constituents of the FTSE China 25 Index are selected based on full market capitalization and with a view to providing stability in the index. As a result, the FTSE China 25 Index is not necessarily comprised of the 25 stocks with the highest full market capitalization. To be eligible for inclusion in the FTSE China 25 Index, a stock must be a constituent of the FTSE All-World Index, must be listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”), and must be an “H” share or a “Red Chip” share. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Central Government for listing and trading on the HKSE “Red Chip” shares are securities of companies that are incorporated outside of the People’s Republic of China, are more than 35% owned (including strategic holdings), directly or indirectly, in aggregate by Chinese entities (such as Chinese Government entities, states, provinces or municipalities and derive more than 55% of their revenue or operating assets from mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong Dollars and are available only to international investors who are not citizens of the People’s Republic of China. The index is reported by Bloomberg L.P. under the ticker symbol “FTXI25T”.

The composition of the index is reviewed quarterly in March, June, September and December as described below.

Index Calculation

The FTSE China 25 Index is calculated during each trading day of the HKSE (except for Hong Kong Public Holidays) on a real-time and end-of-day closing level (at 16:15 local Hong Kong time) basis. Total return calculations of the index are published at the end of each working day and include cash dividends based on the security’s ex-dividend date. The price portion of the index is calculated using the following formula:

SUM [(pn * en) * sn * fn * cn] / d

n=1, 2, 3……n

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into Hong Kong dollars, if applicable, s is the number of shares of the security in issue as used by the FTSE index ground rules, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the factor applied to each security to cap its weight within the index, expressed as a number between 0 and 1 (1 representing 100% or no cap) and published by FTSE that coincides with the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates to convert those prices into Hong Kong dollars for its calculations. The foreign exchange rates received from Reuters at the index closing time (16:15 local Hong Kong time) are used to calculate the closing level of the index.

Under its calculation methodology, the index sponsor uses available published information to exclude from free floating shares, regardless of size of holdings, all of the following: any corporate investments by companies that are in a related industry (including suppliers) in a index constituent company, including by a publicly listed, or strategic holding company, private or non-listed subsidiary of a listed company, or a private company; long-term holdings by company directors, their families, companies majority owned by a director, or promoters; holdings of employee share schemes or shares held by employee unions; holdings by government authorities, government controlled corporations, government owned corporations, and government investment companies (although sovereign wealth funds may be considered free float in some circumstances); shares subject to lock-in clauses (for the duration of the clause); and convertible stock or loan stock that is not yet converted.

The initial weighting of a index constituent stock is applied in bands, as follows: free float less than or equal to 15% — ineligible for inclusion in the index, unless free float is also greater than 5% and the full market capitalization is greater than USD $2.5 billion (or local currency equivalent), in which case actual free float rounded up to the next whole percentage is used; free float greater than 15% but less than or equal to 20% — 20%; free float greater than 20% but less than or equal to 30% — 30%; free float greater than 30% but less than or equal to 40% — 40%; free float greater than 40% but less than or equal to 50% — 50%; free float greater than 50% but less than or equal to 75% — 75%; and free float greater than 75% — 100%. Foreign ownership limits, if any, will be applied after calculating the actual free float restriction, but before applying the bands described above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

A capping methodology is applied at quarterly reviews to the constituents of the FTSE China 25 Index to ensure that no constituent’s weight exceeds 10%. The weights of all lower ranking constituents are then increased by a corresponding amount. The adjusted weights of these lower ranking constituents are then checked against the 10% cap. The process is repeated until no constituent’s weight exceeds 10%. Following this process, if the total index weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, a similar procedure is then applied to ensure that no more than one constituent is capped at 10% by reducing, for example, the second largest stock to 9% and increasing the other constituents’ individual weights commensurately. The process continues until the total index weight of the constituents whose individual weights exceed 5% is less than 40% in the aggregate.

Maintenance

The quarterly review of the FTSE China 25 Index constituents takes place in March, June, September and December. The meeting to review the constituents will be held on the Tuesday after the first Friday of the review month using data from the close of business on the next trading day following the third Friday in February, May, August and November. Any constituent changes will be implemented on the next trading day following the third Friday of the same month. The Index is capped as at the close of business the day before the third Friday in March, June, September and December. The Index is capped using prices adjusted for corporate events as at the close of business the day before the third Friday based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month. Index changes resulting from index reviews are published as soon as practical following the conclusion of each respective FTSE Asia Pacific Advisory Committee meeting.

The insertion and deletion of companies in the index at the quarterly review are designed to provide stability in the selection of constituents of the FTSE China 25 Index while ensuring that the Index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. All securities eligible to be constituents of the FTSE China 25 Index will be ranked by their full market capitalization. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes are included in the index weighting. A company will be inserted into the FTSE China 25 Index at the periodic review if it rises to 15th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A company in the FTSE China 25 Index will be deleted at the periodic review if it falls to 36th position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A reserve list of potential index constituents will be maintained following each quarterly review in the event of removals prior to the next quarterly review as described below.

A constant number of constituents will be maintained for the FTSE China 25 Index. Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

An index constituent’s free float is also reviewed in connection with the quarterly index reviews. Implementation of any changes takes place after the close of the index calculation on the third Friday of the review month. A constituent’s free float will be reviewed and adjusted if necessary by identifying information which necessitates a change in free float weighting; following a corporate event; or the expiration of a lock-in clause.

If a corporate event includes a corporate action which affects the index, any change in free float will be implemented at the same time as the corporate action. If there is no corporate action or lock-in clause expiration, the change in free float will be applied as soon as practicable.

Following the application of an initial free float restriction, a constituent’s free float will only be changed if its actual free float moves to more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent new band. This 5 percentage points threshold does not apply if the change is greater than one band i.e. a movement of 10 percentage points for the bands between 20% and 50% and 25 percentage points for the bands between 50% and 100% will not be subject to the 5 percentage point threshold.

Each constituent is tested for liquidity on an annual basis in March by calculation of its median daily trading per month as part of the FTSE All-World Index review. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade. Securities which do not turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in ten of the twelve months prior to an annual review, are not eligible for inclusion in the index. Constituents failing to trade at least 0.04% of their free float adjusted shares based on its median daily trade per month for more than four of the twelve months prior to the annual review are removed from the index. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in each month since their listing. This rule will not apply to new issues added under the Fast Entry Rule described below. At the sole discretion of the FTSE Asia Pacific Advisory Committee, the above percentage figures may be adjusted by up to 0.01% at the March review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities

Corporate Events, New Issues and

Extraordinary Removals

In the event of a merger or takeover in which one constituent is absorbed by another, the resulting company will remain a constituent. In the event of a merger or takeover resulting in a vacancy (either a constituent mergers into another constituent or a constituent merges into a nonconstituent), the vacancy will be filled by the highest ranking security by full market capitalization from a reserve list maintained by the FTSE Asia Pacific Advisory Committee. In the event of corporate splits and spin-offs in which a constituent company forms two or more companies, the resulting companies may be eligible for conclusion as index constituents provided they meet applicable requirements. Index constituent changes resulting from a split will be determined following the effectiveness of the split based on market values at the close on the first day of trading and applied using market values at the close of the second day of trading. During this period, the FTSE China 25 Index may have more than 25 constituents.

If, in the view of the FTSE Asia Pacific Advisory Committee, a new issue is so large that the effectiveness of the index as the market indicator would be significantly and adversely affected by its omission, the FTSE Asia Pacific Advisory Committee may decide to include the new issue as a constituent of the Index. To qualify, the company must be a “fast entry” into the FTSE All-World Index and have a full market capitalization which would ensure the company joins the FTSE China 25 Index in 5th position or higher, before the application of individual constituent investability weightings. In such a case, the FTSE Asia Pacific Advisory Committee will normally include the company after the close of business on the fifth day of official trading and advance notification will be given accordingly. The security which is the lowest ranking constituent by full market capitalization of the index will be selected for removal.

If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover or has, in the opinion of the Chairman and Deputy Chairman of the FTSE Asia Pacific Advisory Committee (or their nominated deputies), ceased to be a viable constituent as defined by the index sponsor’s methodology, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the index calculation two days prior to the deletion. The removal and replacement are effected simultaneously, before the start of the index calculation on the day following the day on which the event justifying removal was announced.

Information regarding the FTSE China 25 Index may be obtained from the FTSE website. A fact sheet for the FTSE/Xinhua China 25 Index is available at http://www.ftse.com/xinhua/ english/Indices/International_Investors/Down loads/FXI_China_25_Index_Factsheet.pdf, and the ground rules, including constituent selection and calculation methodology are available at http://www.ftse.com/xinhua/english/Indices/International_Investors/Downloads/FTSE_China_25_Index_v1.0_-_English.pdf. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

MSCI Indices

The MSCI Australia Index, the MSCI Korea Index and the MSCI Taiwan Index, which we refer to collectively as the “MSCI Indices”, are stock indices calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors on the MSCI website and at the end of each trading day on Bloomberg Financial markets and Reuters Limited.

The MSCI Australia Index, the MSCI Korea Index and the MSCI Taiwan Index are all free float adjusted market capitalization indices, and are part of the MSCI Global Investable Market Indices, the methodology of which is described below. The indices are considered “standard” indices, which means they consist of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra. com/products/indices/GIMI.html. Daily closing price information for the MSCI Indices is available on the following website: http://www.mscibarra.com/products/ indices/

international_equity_indices/performance.html. We are not incorporating by reference these websites or any material they include in this pricing supplement.

MSCI Australia Index

The MSCI Australia Index is a developed market index that is designed to measure the market performance of equity securities in Australia. The constituent stocks of the MSCI Australia Index are selected from an eligible universe of stocks listed on the Australian Securities Exchange. Eligible classes of securities include ordinary shares, preferred shares that exhibit the characteristics of equity securities and stapled securities. The end-of-day total return net U.S. dollar value for the MSCI Australia Index is reported by Bloomberg under the ticker symbol “NDDUAS.”

MSCI Korea Index

The MSCI Korea Index is an emerging market index that is designed to measure the market performance of equity securities in South Korea. The constituent stocks of the MSCI Korea Index are selected from an eligible universe of equity securities listed on the Korea Stock Exchange that includes companies listed on the Stock Market and KOSDAQ market segments. Eligible classes of securities include common shares and preferred shares that exhibit characteristics of equity securities. The end-of-day total return net U.S. dollar value for the MSCI Korea Index is reported by Bloomberg under the ticker symbol “NDEUSKO.”

MSCI Taiwan Index

The MSCI Taiwan Index is an emerging market index that is designed to measure the market performance of equity securities in Taiwan. The constituent stocks of the MSCI Taiwan Index are selected from an eligible universe of stocks listed on the Taiwan Stock Exchange and the GreTai Securities Market. Eligible classes of securities include common shares and preferred shares that exhibit characteristics of equity securities. The end-of day total return net U.S. dollar value for the MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “NDEUSTW.”

Constructing the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. The MSCI Australia Index is a developed market index, and the MSCI Korea Index and the MSCI Taiwan Index are emerging markets indices. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real estate investment trusts in some countries are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the

Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes. The investability screens used to determine the investable equity universe in each market are:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•

First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated at each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

As of April 22, 2010, the equity universe minimum size requirement was set at US$112,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(iii) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by its twelve-month and three-month annualized traded value ratio. This measure attempts to screen out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities. In the calculation of a security’s annualized traded value ratio, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of the 3-month annualized traded value ratio and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month annualized traded value ratio and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of an emerging market.

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Indices, outside of a quarterly or semi-annual index review.

Defining Market Capitalization

Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices and emerging market indices, the market coverage for a standard index is 85%. As of April 2010, the global minimum size range for a developed market standard index is a full market capitalization of USD 1.75 billion to USD 4.03 billion, and the global minimum size range for a emerging market standard index is a full market capitalization of USD 0.88 billion to USD 2.02 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index.

If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the

Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices

Calculation Methodology for the MSCI Indices

The performance of the MSCI Australia Index, the MSCI Taiwan Index and the MSCI Korea Index is a free float weighted average of the U.S. dollar values of their component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange or exchanges in each market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The MSCI Australia Index was launched on December 30, 1969, at an initial value of 100. The MSCI Taiwan Index was launched on December 29, 2000 at an initial value of 100. The MSCI Korea Index was launched on December 29, 2000 at an initial value of 100.

Daily Total Return Methodology

The MSCI Indices are net daily total return indices. A daily total return index measures the market performance, including price performance and income from dividend payments, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes uses the highest applicable withholding tax rate applicable to institutional investors. The current withholding tax rate used by MSCI to calculate the MSCI Korea Index is 22%, and the withholding tax rate used to calculate the MSCI Taiwan Index is 20%. In the calculation of the MSCI Australia Index, MSCI uses a withholding tax rate of 30%, but applies that rate on the “unfranked” portion of the dividend that the stock issuer has not designated as conduit foreign income. MSCI does not apply withholding tax rate on the “franked” portion of the dividend or the “unfranked” portion of the dividend the issuer has declared to be conduit foreign income. The funds for a dividend are taken from annual operating profits, from capital and/or reserves or from extraordinary earnings. This net income is reinvested in the index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests cash dividends in indices the day the security is quoted ex-dividend, or on the ex date. Certain dividends, including regular cash dividends and optional dividends, are reinvested in the index if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the index through a price adjustment. A specific price adjustment is always applied for stock dividends at no cost to the shareholders, a return of capital or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis. Special rules apply for certain countries. Korean companies may declare their dividends after the ex-date, the dividends are reinvested on the day following MSCI’s receipt of information regarding the dividend.

Maintenance of the MSCI Indices

In order to maintain the representativeness of the MSCI Indices, structural changes to each MSCI Index as a whole may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the country indices are the result of mergers, acquisitions, spin-

offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

These guidelines and the policies implementing the guidelines are the responsibility of, and,

ultimately, subject to adjustment by, MSCI.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates. Non-principal protected underlier-linked notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes.

Historical Quarterly High, Low and Closing Prices of the Basket Underliers

The respective closing level of the basket and closing prices of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket or the prices of the basket underliers during any period shown below is not an indication that the basket or basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes. During the period from January 3, 2006 through December 13, 2010, there were 595 30-month periods, the first of which began on January 3, 2006 and the last of which ended on December 13, 2010. In 532 of such 595 30-month periods, the closing price of the basket on the final date of such period fell below the closing price of the basket on the initial date of such period. Therefore, during approximately 89.41% of such 30-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 30 month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and closing prices of the basket underliers for each of the four calendar quarters in 2007, 2008, 2009 and 2010 (through December 13, 2010), and the graph below shows the historical basket closing levels from January 1, 2007 to December 13, 2010. The tables and graph are for illustrative purposes only. We obtained the closing prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Prices of the iShares® FTSE/Xinhua China 25 Index Fund

	High	Low	Last
2007
Quarter ended March 31	38.85	30.50	34.15
Quarter ended June 30	43.31	34.92	42.91
Quarter ended September 30	60.67	39.96	60.16
Quarter ended December 31	72.91	53.75	56.82
2008
Quarter ended March 31	59.25	41.14	45.05
Quarter ended June 30	54.58	43.13	43.83
Quarter ended September 30	47.20	30.88	34.47
Quarter ended December 31	34.35	19.36	29.18
2009
Quarter ended March 31	31.58	22.80	28.52
Quarter ended June 30	40.12	29.23	38.37
Quarter ended September 30	43.78	36.51	40.94
Quarter ended December 31	46.35	39.48	42.27
2010
Quarter ended March 31	44.56	37.17	42.10
Quarter ended June 30	44.59	37.01	39.13
Quarter ended September 30	42.85	38.73	42.82
Quarter ending December 31 (through December 13, 2010)	47.93	43.10	43.87

Historical Quarterly High, Low and Closing Prices of the iShares MSCI Australia Index Fund

	High	Low	Last
2007
Quarter ended March 31	26.37	22.72	25.95
Quarter ended June 30	29.05	26.01	28.42
Quarter ended September 30	31.77	24.14	31.77
Quarter ended December 31	34.71	27.95	28.82
2008
Quarter ended March 31	28.92	24.70	25.76
Quarter ended June 30	30.32	26.27	26.69
Quarter ended September 30	26.46	19.75	20.54
Quarter ended December 31	20.74	10.96	14.01
2009
Quarter ended March 31	14.41	10.51	13.39
Quarter ended June 30	17.85	13.62	16.80
Quarter ended September 30	22.60	15.55	22.60
Quarter ended December 31	24.50	21.44	22.84

2010
Quarter ended March 31	24.29	20.45	23.97
Quarter ended June 30	25.12	18.49	18.98
Quarter ended September 30	24.38	18.98	23.74
Quarter ending December 31 (through December 13, 2010)	26.30	23.56	25.49

Historical Quarterly High, Low and Closing Prices of the iShares MSCI South Korea Index Fund

	High	Low	Last
2007
Quarter ended March 31	51.50	46.26	50.57
Quarter ended June 30	62.41	51.43	60.34
Quarter ended September 30	69.31	56.95	68.05
Quarter ended December 31	74.85	61.57	64.70
2008
Quarter ended March 31	63.37	49.78	55.79
Quarter ended June 30	61.22	51.18	51.18
Quarter ended September 30	51.38	37.20	39.73
Quarter ended December 31	39.11	19.00	27.89
2009
Quarter ended March 31	30.45	20.02	28.47
Quarter ended June 30	37.42	29.73	34.79
Quarter ended September 30	47.58	34.70	47.38
Quarter ended December 31	47.68	42.88	47.64
2010
Quarter ended March 31	50.42	43.90	50.00
Quarter ended June 30	52.83	42.09	44.71
Quarter ended September 30	53.49	44.25	53.49
Quarter ending December 31 (through December 13, 2010)	58.82	52.79	58.22

Historical Quarterly High, Low and Closing Prices of the iShares MSCI Taiwan Index Fund

	High	Low	Last
2007
Quarter ended March 31	14.82	13.05	13.90
Quarter ended June 30	16.20	13.81	15.96
Quarter ended September 30	17.22	14.45	16.73
Quarter ended December 31	18.13	13.84	15.03
2008
Quarter ended March 31	17.27	13.31	15.85
Quarter ended June 30	17.22	14.12	14.13
Quarter ended September 30	14.02	10.15	10.77
Quarter ended December 31	10.79	6.52	7.59
2009
Quarter ended March 31	8.51	6.42	8.07
Quarter ended June 30	11.40	8.43	10.09

Quarter ended September 30	12.30	10.25	12.30
Quarter ended December 31	13.12	11.61	12.97
2010
Quarter ended March 31	13.37	11.45	12.55
Quarter ended June 30	13.14	10.88	11.20
Quarter ended September 30	13.55	11.18	13.55
Quarter ending December 31 (through December 13, 2010)	14.99	13.04	14.99

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2007 through December 13, 2010 assuming that the basket closing level was 100 on January 1, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing prices of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2007 was 100. As noted in this prospectus supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the prices of the basket underliers.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the basket underliers.

Upon the sale or maturity of your notes, and subject to the discussion on Section 1260 of the Internal Revenue Code below, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the purchase and ownership of the notes could be treated as a “constructive ownership transaction” with respect to the basket underliers which would be subject to the rules of Section 1260 of the Internal Revenue Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes that is attributable to the appreciation of a basket underlier over the term of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in such basket underlier on the date that you purchased your notes (in an amount equal to the interests in the basket underlier that are referenced by your notes) and sold such interests in the basket underlier on the date of the sale or maturity of the notes (the “Excess Gain Amount” with respect to the basket underlier). Because the maturity payment under the notes will only reflect the appreciation or depreciation in the value of the shares of the basket underliers and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the basket underliers, we believe that it is more likely than not that the Excess Gain Amount with respect to each basket underlier will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount with respect to each basket underlier could be greater than zero if the Internal Revenue Service successfully asserts that the number of the shares of such basket underlier should be calculated by dividing that portion of the amount you paid for your notes that relates to such basket underlier by that basket underlier’s share price on the date you acquired your notes, as opposed to making such determination based on the actual number of basket underlier shares that, after taking into account the upside participation rate, are effectively referenced in determining the actual return on your notes. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

There is no judicial or administrative authority discussing how your notes should be treated for

U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in from the notes in respect of either: (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United

States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” and “— United States Alien Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States Holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the reopened notes specified on the front cover of this prospectus supplement. The aggregate principal amount of the original notes was purchased by Goldman, Sachs & Co. in connection with the initial offering and sale of the original notes on December 8, 2010. Goldman, Sachs & Co. proposes initially to offer the reopened notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

We will deliver the reopened notes against payment therefor in New York, New York on December 16, 2010, which is the third scheduled business day following the trade date and of the pricing of the reopened notes.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-

making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for the reopened notes, excluding underwriting discounts and commissions, will be approximately $7,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

Page

Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-17
Use of Proceeds and Hedging	S-24
The Basket and The Basket Underliers	S-25
Supplemental Discussion of Federal Income Tax Consequences	S-43
Employee Retirement Income Security Act	S-47
Supplemental Plan of Distribution	S-48
Conflicts of Interest	S-48
Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27
Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$2,550,000*

The Goldman Sachs

Group, Inc.

Leveraged Basket-Linked Notes

due 2013

(Linked to a Weighted Basket Comprised

of the iShares® FTSE/Xinhua China 25

Index Fund, the iShares® MSCI Australia

Index Fund, the iShares® MSCI South

Korea Index Fund and the iShares® MSCI

Taiwan Index Fund)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.